Registration Number. 333-142775
Rule 424(b)(3)
Supplement Dated September 27, 2007
to Prospectus Dated May 31, 2007

REGEN BIOLOGICS, INC.

     This prospectus supplement (the “Supplement”) is part of, and should be read in conjunction with, the prospectus dated May 31, 2007 (as previously supplemented by the supplement dated August 14, 2007, together the “Prospectus”) relating to the registration of certain shares of common stock of ReGen Biologics, Inc. (the “Company”) held by the selling stockholders described in the Prospectus.

     You should read this Supplement in conjunction with the Prospectus. This Supplement updates certain information in the Prospectus, and, accordingly, to the extent inconsistent, the information in this Supplement supersedes the information contained in the Prospectus.

•	The Company provided an update indicating feedback was received from the FDA with respect to its 510(k) submission for its collagen scaffold device. In a letter, the FDA indicated that the device is not substantially equivalent (NSE) to existing Class II devices already in receipt of FDA clearance. The Company filed the 510(k) submission in late 2006 based on guidance received from FDA following the Company’s appeal of an original NSE decision based on the Company’s initial 510(k) submission in December 2005.

•	The Company is pursuing next steps in appealing the NSE decision through FDA administrative channels, believing that it has provided the FDA with adequate information to support clearance of the 510(k) submission. The Company intends to continue to pursue FDA marketing clearance of the collagen scaffold device.

•	The Company believes that it has adequate cash to support operations through the anticipated appeal process, and will continue to evaluate all levels of spending and make appropriate adjustments throughout the Company.

•	The Company intends to continue its marketing and training programs in Europe through its Swiss subsidiary, ReGen Biologics, AG, and ReGen Biologics AG will continue to direct world-wide market adoption.

•	Additional information regarding the status of FDA clearance efforts and other business updates will be provided as information becomes available.